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                                                                                                       EXHIBIT 12.1


                                           MORAN TRANSPORTATION COMPANY

                                 Computation of Ratio of Earnings to Fixed Charges
                                              (Amounts in thousands)

                                      Period          Period
                                   Jan. 1, 1994    July 1, 1994
                                       Thru            Thru              Year Ended December 31,
                                     July 11,        Dec. 31,     ------------------------------------
                                       1994            1994          1995         1996         1997         1998
                                   ------------    ------------   ----------   ----------   ----------   ----------
Pretax income from
continuing operations                    $2,054          $1,536      $  (136)     $ 2,113        2,233        4,680

Capitalized interest                        (62)              0            0            0            0            0

Undistributed income
from affiliated
partnership (Shipmor)                         0               0            0            0            0            0
                                         ------          ------      -------      -------       ------       ------
                                         $1,992          $1,536      $  (136)     $ 2,113        2,233        4,680
                                         ======          ======      =======      =======       ======       ======

Fixed charges
interest expense and
amortization of debt discount
and premium on all
indebtedness (a)                         $  975          $4,810      $10,192      $10,132       10,026       10,266

Rentals
1/3 rent expense (b)                        192             173          351          387          632          636
                                         ------          ------      -------      -------       ------       ------
Total fixed charges                      $1,167          $4,983      $10,543      $10,519       10,658       10,902
                                         ======          ======      =======      =======       ======       ======
Earnings before
income taxes and
fixed charges                            $3,159          $6,519      $10,407      $12,632       12,891       15,582
                                         ======          ======      =======      =======       ======       ======
Ratio of earnings to
fixed charges                               2.7             1.3          1.0          1.2          1.2          1.4
                                         ======          ======      =======      =======       ======       ======

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(a)  Included in interest expense is capitalized interest related to the construction of new equipment.

(b) The portion of rentals classified as fixed charges is deemed to be representative of the interest factor.